Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 207 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc., and to the incorporation by reference of our reports, dated February 26, 2018, on the Emerging Markets Portfolio, the Global Discovery Portfolio, the Global Infrastructure Portfolio, the Global Opportunity Portfolio, the Global Real Estate Portfolio, the Growth Portfolio, the Insight Portfolio, the International Advantage Portfolio, the International Opportunity Portfolio, and the U.S. Real Estate Portfolio (the ten portfolios comprising Morgan Stanley Institutional Fund, Inc.) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2017.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 7, 2018